 >                                                                                                  FOR IMMEDIATE RELEASE
                                                                                                                July 29, 2004

                                                                                                              Contact:
                                                                                                               John B. Woodlief
                                                                                                                  Vice President - Finance
                                                                                                                   and Chief Financial Officer
                                                                                                                   704-372-5404

Ruddick Corporation Reports Third Quarter Fiscal 2004 Results

CHARLOTTE, N.C.-July 29, 2004--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the third fiscal quarter ended June 27, 2004 increased by 2.6% to $703 million from $685 million in the prior year quarter. For the nine months ended June 27, 2004, sales of $2.10 billion were 2.3% above the $2.05 billion for the comparable period last year. The increase in sales for the quarter resulted from sales improvements at both the Harris Teeter supermarket subsidiary and the American & Efird ("A&E") sewing thread subsidiary. For the nine month period ended June 27, 2004, sales increases at the Harris Teeter supermarket subsidiary were partially offset by sales declines at the A&E subsidiary. Sales increases at Harris Teeter resulted primarily from comparable store sales increases.

The Company reported consolidated net income of $17.0 million, or $0.36 per diluted share, for the third quarter of fiscal 2004 compared to net income of $16.1 million, or $0.35 per diluted share, in the prior year third quarter. For the first nine months of fiscal 2004 consolidated net income was $46.7 million, or $1.00 per diluted share, compared to $43.5 million, or $0.94 per diluted share, in the same period of fiscal 2003. The increase in net income for the third fiscal quarter resulted primarily from operating profit improvements at both subsidiaries. Operating profit improvements at Harris Teeter was the major contributing factor for the increase in net income for the first nine months of fiscal 2004.

For the third quarter of fiscal 2004, Harris Teeter sales rose 2.8% to $625.3 million from $608.1 million in the comparable 2003 period. The third quarter increase in sales was attributable to a 3.02% increase in comparable store sales and was partially offset by the loss of sales from the net store closures since the comparable 2003 period. For the first nine months of fiscal 2004, sales rose 3.1% to $1.88 billion from $1.83 billion in the same period of fiscal 2003. Comparable store sales for the first nine months of fiscal 2004 increased 2.27%.

During the first nine months of 2004, Harris Teeter opened one new replacement store, remodeled eight stores, and closed five stores. The company operated 136 stores at June

27, 2004 and currently anticipates opening six new stores, which includes one replacement store, during the fourth quarter of fiscal 2004. For fiscal 2005, Harris Teeter currently anticipates opening eleven new stores. On a routine basis the company periodically reviews its business strategy and evaluates its existing store operations and from time to time will close or divest older or underperforming stores.

Operating profit at Harris Teeter increased by 4.0% to $24.0 million for the third quarter of fiscal 2004 as compared to $23.1 million in the prior year period. Operating profit as a percent of sales improved slightly to 3.84% during the third quarter of 2004 from 3.80% in the comparable period of the prior year. For the nine months ended June 27, 2004 operating profit was $76.1 million, an increase of 10.0% from $69.2 million in the prior year period. For the first nine months of fiscal 2004 operating profit as a percent of sales improved to 4.04% from 3.79% in the same period last year. Operating profit for the third quarter and nine months ended June 27, 2004 was impacted by a pre-tax charge of $1.7 million related to leasehold improvements that were written off in the third quarter of fiscal 2004 associated with a lease that was terminated and under renegotiation with the landlord.

Harris Teeter's operating profit and margin improvements were achieved primarily through the continued growth in comparable store sales and the effective management of operational costs and promotional strategies. The operating margin improved despite the leasehold write-off expense discussed above and increased costs associated with future store openings, bankcard fees, and employee pension and incentive benefits.

Thomas W. Dickson, President and Chief Executive Officer of Ruddick commented that, "We are pleased with our overall gains in market share within our primary markets. These gains are reflective of our focus on providing all of our customers with a superior shopping experience. We are also very pleased with the gains we've experienced from our recent launch of the Harris Teeter Farmers Market(TM) for produce and the Harris Teeter Fishermans Market(TM) for seafood private label programs. Both of these programs experienced sales increases greater than the company average. During the quarter we launched our Harris Teeter Reserve(TM) Angus Beef program. All of these programs are designed to expand variety and increase sales as well as customer satisfaction."

A&E's sales for the third quarter of fiscal 2004 increased to $77.4 million or 0.7% from the $76.9 million for the same fiscal quarter last year. Foreign sales increases of 2.8% were partially offset by domestic sales declines of 1.9% experienced during the third fiscal quarter. Foreign sales accounted for approximately 55% of A&E sales for the third quarter of fiscal 2004 up from approximately 54% in the prior year quarter. A&E's sales for the first nine months of fiscal 2004 were $213.4 million, a decrease of 3.9% from the prior year period when sales were $222.2 million.

A&E's operating profit improved to $6.4 million for the third quarter of fiscal 2004 compared to $5.4 million in the previous year's third fiscal quarter. For the nine months ended June 27, 2004, operating profit was $9.6 million as compared to $11.3 million recorded in the prior year period. Operating profit for the nine months ended June 27,

2004 was reduced by $384,000 for severance related costs resulting from the company's closing of its spinning plant in Maiden, NC. The weakness in sales during the nine months ended June 27, 2004 contributed to the reduced operating profits from the prior year- to- date period.

Dickson commented, "Stronger retail sales in the United States resulted in improved orders across our customer base. Apparel imports continue to increase, but at a slower pace. We continue to focus on the cost containment initiatives in our U.S. operations, and on expanding our foreign operations and optimizing manufacturing capacities globally to be fully prepared for the changes that will occur in 2005 as quotas on apparel imports expire."

For the first nine months of fiscal 2004, depreciation and amortization for Ruddick on a consolidated basis totaled $56.8 million and capital expenditures totaled $57.2 million. During the first nine months of fiscal 2004 Harris Teeter spent $51.5 million for capital expenditures, and estimates total capital spending for fiscal 2004 of approximately $80 million, a 24.2% increase from spending of $64.4 million in fiscal 2003. The anticipated increase in expenditures is based on Harris Teeter's plans to open a total of 7 new stores and remodel 16 stores during fiscal 2004. In addition to the capital expenditures, Harris Teeter invested $18.2 million in the development of certain of its new stores during the first nine months of fiscal 2004 and estimates to spend a total of approximately $27 million on such investments for the year. Such development capital spending is not included in Harris Teeter's total anticipated fiscal 2004 capital expenditures of approximately $80 million. Capital expenditures for A&E were $5.6 million for the first nine months of fiscal 2004, and the company expects capital expenditures to total approximately $10 million for fiscal 2004, compared to $9.2 million for fiscal 2003.

The Company's management remains cautious in its expectations for the remainder of fiscal 2004 due to the intense competition in the retail grocery segment and the continued increase of apparel imports in the textile and apparel market. Further operating improvement will be dependent on the Company's ability to offset rising benefit costs with additional operating efficiencies.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; the ability to predict the required contributions to the Company's pension plan; and successful execution of initiatives designed to increase sales and profitability.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread with global operations.

###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

RUDDICK CORPORATION
SUMMARY OF SALES AND EARNINGS
(in thousands, except per share data)
(unaudited)
	13 WEEKS ENDED		39 WEEKS ENDED
	June 27,	June 29,	June 27,	June 29,
	2004	2003	2004	2003

NET SALES
Harris Teeter	$625,314	$608,093	$1,882,459	$1,826,428
American & Efird	77,421	76,919	213,435	222,164
Total	702,735	685,012	2,095,894	2,048,592

COST OF SALES
Harris Teeter	441,904	434,519	1,330,219	1,301,089
American & Efird	54,758	56,547	156,320	165,672
Total	496,662	491,066	1,486,539	1,466,761

GROSS PROFIT
Harris Teeter	183,410	173,574	552,240	525,339
American & Efird	22,663	20,372	57,115	56,492
Total	206,073	193,946	609,355	581,831

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Harris Teeter	159,395	150,481	476,126	456,135
American & Efird	16,236	15,005	47,138	45,146
Corporate	810	1,328	3,405	3,988
Total	176,441	166,814	526,669	505,269

EXIT AND IMPAIRMENT CHARGES
American & Efird	-	-	384	-

OPERATING PROFIT (LOSS)
Harris Teeter	24,015	23,093	76,114	69,204
American & Efird	6,427	5,367	9,593	11,346
Corporate	(810)	(1,328)	(3,405)	(3,988)
Total	29,632	27,132	82,302	76,562

OTHER EXPENSE (INCOME)
Interest expense	3,150	3,187	9,518	9,345
Interest income	(792)	(428)	(1,719)	(905)
Net investment (gains) losses	(400)	(306)	(832)	(483)
Minority interest	421	467	1,084	1,077
Total	2,379	2,920	8,051	9,034

INCOME BEFORE TAXES	27,253	24,212	74,251	67,528
INCOME TAXES	10,217	8,088	27,502	24,010
NET INCOME	$ 17,036	$ 16,124	$ 46,749	$ 43,518

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING --
Weighted Average Number of Basic Shares Outstanding	46,571	46,306	46,405	46,444
Weighted Average Number of Diluted Shares Outstanding	47,073	46,372	46,750	46,506

NET INCOME PER SHARE --
Earnings Per Share - Basic	$0.37	$0.35	$1.01	$0.94
Earnings Per Share - Diluted	$0.36	$0.35	$1.00	$0.94

DIVIDENDS DECLARED PER SHARE - Common	$0.10	$0.09	$0.30	$0.27

RUDDICK CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 27,	June 29,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 63,361	$ 36,716
Temporary Investments	60,409	56,881
Accounts Receivable, Net	72,173	73,365
Inventories	223,848	233,620
Net Current Deferred Income Tax Benefits	13,457	13,524
Prepaid and Other Current Assets	22,607	19,928
Total Current Assets	455,855	434,034

PROPERTY, NET	523,679	516,870

INVESTMENTS	48,304	30,814

GOODWILL AND OTHER INTANGIBLES	12,641	13,027

OTHER LONG TERM ASSETS	53,134	50,414

Total Assets	$ 1,093,613	$ 1,045,159

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$ 3,151	$ 2,633
Current Portion of Long-Term Debt	8,527	1,213
Dividends Payable	4,662	3,397
Accounts Payable	145,038	146,591
Federal and State Income Taxes	16,073	3,485
Accrued Compensation	36,107	31,425
Other Current Liabilities	54,604	50,233
Total Current Liabilities	268,162	238,977

LONG-TERM DEBT	155,871	188,247

NET LONG-TERM DEFERRED INCOME TAX LIABILITIES	21,630	31,743

PENSION LIABILITIES	52,814	50,549

OTHER LONG-TERM LIABILITIES	50,324	40,393

MINORITY INTEREST	8,066	8,603

SHAREHOLDERS' EQUITY:
Capital Stock - Common	55,633	47,223
Retained Earnings	521,951	476,931
Accumulated Non-Owner Changes in Equity	(40,838)	(37,507)
Shareholders' Equity	536,746	486,647

Total Liabilities and Shareholders' Equity	$ 1,093,613	$ 1,045,159

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	39 WEEKS ENDED
	June 27,	June 29,
	2004	2003
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 46,749	$ 43,518
Non-Cash Items Included in Net Income
Depreciation and Amortization	56,762	58,284
Deferred Taxes	(8,858)	(1,454)
Loss on Sale of Property	1,547	5,188
Other, Net	1,741	7,010
Increase in Current Assets	(12,910)	(7,922)
Increase (Decrease) in Current Liabilities	17,006	(12,844)
Decrease in Certain Long-Term Liabilities	(2,145)	(9,593)
NET CASH PROVIDED BY OPERATING ACTIVITIES	99,892	82,187

INVESTING ACTIVITIES
Capital Expenditures	(57,165)	(45,205)
Purchase of Other Investment Assets	(18,952)	(19,864)
Net Increase in Temporary Investments	(2,067)	(47,361)
Cash Proceeds from Sale of Property	11,876	2,191
Company Owned Life Insurance, Net	35	(1,610)
Other, Net	3,821	813
NET CASH USED IN INVESTING ACTIVITIES	(62,452)	(111,036)

FINANCING ACTIVITIES
Net Proceeds from Short-Term Borrowings	484	820
Proceeds from Issuance of Long-Term Debt	-	1,164
Payments on Long-Term Debt	(31,112)	(278)
Dividends Paid	(13,933)	(12,527)
Purchase and Retirement of Common Stock	-	(5,202)
Proceeds from Stock Issued and Other	7,260	1,166
NET CASH USED IN FINANCING ACTIVITIES	(37,301)	(14,857)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	139	(43,706)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	63,222	80,422

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 63,361	$ 36,716

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 9,390	$ 9,255
Income Taxes	$ 20,212	$ 18,256
Non-Cash Activity:
Capital Leases Incurred	$ 6,568	$ 2,689

RUDDICK CORPORATION
OTHER STATISTICS
June 27, 2004
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
3rd Quarter	$ 14.2	$ 4.4	$ 0.4	$ 19.0
Year to Date	42.7	13.0	1.1	56.8

Capital Expenditures:
3rd Quarter	$ 23.5	$ 2.2	$ 0.1	$ 25.8
Year to Date	51.5	5.6	0.1	57.2

Purchase of Other Investment Assets:
3rd Quarter	$ 0.6	$ -	$ -	$ 0.6
Year to Date	18.2	0.8	-	19.0

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		137		140
Opened during the period		-		1
Closed during the period		(1)		(5)
Stores in operation at end of period		136		136